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                                  May __, 2002

Morgan Stanley & Co. Incorporated
Lehman Brothers Inc.
Bear, Stearns & Co. Inc.
SunTrust Capital Markets, Inc.
First Union Securities, Inc.
c/o  Morgan Stanley & Co. Incorporated
     1585 Broadway
     New York, NY 10036

Ladies and Gentlemen:

          The undersigned understands that Morgan Stanley & Co. Incorporated ("Morgan Stanley") proposes to enter into an Underwriting Agreement (the "Underwriting Agreement") with Rent-A-Center, Inc., a Delaware corporation (the "Company"), providing for the public offering (the "Public Offering") by the several Underwriters, including Morgan Stanley (the "Underwriters"), of 3,120,000 shares (the "Shares") of the Common Stock, $.01 par value per share, of the Company (the "Common Stock").

          To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 90 days after the date of the final prospectus relating to the Public Offering (the "Prospectus"), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, distribute to members or partners or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) any issuance of Common Stock issuable upon conversion of the Series A Preferred Stock (the "Series A Preferred Stock"), par value $.01 per share, of the Company, (B) the shares of the Common Stock or Series A Preferred Stock, as the case may be, to be sold pursuant to the Underwriting Agreement, (C) shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering, (D) bona fide gifts of Common Stock by the undersigned; provided that each recipient of any such gift shall deliver an executed copy of this Agreement to the Underwriters prior to or

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contemporaneously with such transaction or (E) the sale or transfer of shares of securities, in connection with a sale of the Company pursuant to an offer made on substantially the same terms to all Company stockholders of which the Underwriters have been advised in writing. In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 90 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the undersigned's shares of Common Stock except in compliance with the foregoing restrictions.

     The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors and assigns.

     Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company, the sellers in the Public Offering and the Underwriters. Notwithstanding anything to the contrary herein, this Lock-Up Agreement shall expire if the Public Offering is not consummated on or before June 30, 2002.

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                  Very truly yours,



                  APOLLO INVESTMENT FUND IV, L.P.
                  a Delaware limited partnership

                  By:      Apollo Advisors IV, L.P.
                           its General Partner

                           By:      Apollo Capital Management IV, Inc.
                                    its General Partner

                                    By:
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                                    Name:
                                         ---------------------------------------
                                    Title:
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